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Exhibit 4.1  Subscription and Investment Representation Agreement between View
             Systems, Inc. and Rubin Investment Group, dated February 18, 2000
                             RUBIN INVESTMENT GROUP
                             4929 WILSHIRE BOULEVARD
                                    SUITE 428
                          LOS ANGELES, CALIFORNIA 90010
                                  310/407-0100

                          AMOUNT OF INVESTMENT $400,000

                               VIEW SYSTEMS, INC.
                             (A FLORIDA CORPORATION)

              SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT
              ----------------------------------------------------

                                          February 18, 2000

View Systems, Inc.

Gentlemen:


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            The undersigned ("Subscriber") subscribes for and agrees to purchase
(a) 800,000 shares of Common Stock (the "Common Stock"), (b) a Common Stock Purchase Warrant (the "First Purchase Warrant") for up to 1,500,000 shares of common stock and (c) a Second Common Stock Purchase Warrant (the "Second
Purchase Warrant") for up to 1,000,000 shares of Common Stock (the "Interest") in View Systems, Inc. (the "Company"), a corporation organized under the laws of the State of Florida, in the amount indicated above, on the terms and conditions described herein, relating to the offering (the "Offering") of the Interest. In accordance with this subscription agreement, Subscriber agrees as follows:

            TENDER. Subscriber tenders herewith to the Company cash or a check made payable to the order of "View Systems, Inc." in the amount of $400,000.

            CLOSING AND CLOSING DATE. The transaction contemplated by this Agreement shall close on or before February 18, 2000. Time is of the essence for all of the transactions contemplated in this Agreement. The consummation of the actions described in this section 2 shall constitute the "Closing" and the date on which the last of such events are consummated shall be deemed the "Closing Date."

       COVENANTS OF THE COMPANY.
       -------------------------

            SB-2 REGISTRATION STATEMENT. The Company warrants and represents that it has filed with the Securities & Exchange Commission (the "SEC"), a Registration Statement on Form SB-2 (the "Filed SB-2") regarding the proposed offering of up to one million (1,000,000) shares of Common Stock of the Company. Promptly after the execution of this Subscription and Investment Representation Agreement, and the closing hereon, the Company shall amend the Filed SB-2 by (a) removing all shares of Common Stock proposed to be offered by the Company; and
(b) including in the Registration Statement the offering of all of the Common Stock and all of the common stock underlying the First Purchase Warrant. The Company agrees that from the date of this Agreement until the date occurring ninety (90) days after the effective date of the Filed SB-2 (the "Rubin Exclusive Period"), that the Company shall not offer, issue, sell or transfer any shares of its common stock or other capital stock to any person or entity, provided, however, that the Company may offer or issue not more than one hundred fifty thousand (150,000) shares of Common Stock to BONA FIDE employees or consultants of the Company in one or more private placements of securities under which the securities so sold will be restricted from resale. The Company shall have the obligation to prepare the amendment to the Filed SB-2 and to take all other actions necessary for the Filed SB-2 to be declared effective. In order to facilitate this process, the attorneys for Subscriber will assist in the work on the Filed SB-2 as reasonably requested by the Company's counsel, and shall be directed by Subscriber to use their best efforts to assist Company's counsel in this process. Subscriber will pay the expenses of his attorneys and the Company shall pay the expenses of its attorneys.

            DTC SHEETS. The Company shall send copies of each week's DTC sheet for its common stock to Subscriber on every Monday (or the next day if a holiday) as long as Subscriber remains a holder of Company common stock or warrants.

            NO REPRICING OF OUTSTANDING WARRANTS. The Company shall not agree or consent to any repricing or revision of any of the terms of any currently outstanding options or warrants to acquire Company common stock.


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            Remedies. In the event that the Company (a) fails to comply with any of its covenants or obligations set forth in this Article 3 or elsewhere in this Agreement; (b) fails to issue certificates representing shares of common stock to Subscriber within three (3) business days after Subscriber is entitled to such shares, whether such entitlement arises as a result of share purchase, warrant exercise, or otherwise; or (c) intentionally prevents the Filed SB-2 from being declared effective by June 30, 2000, then, and in such event, the Company shall be in default of its obligations hereunder. For each week that the Company remains in default of any of its obligations hereunder, without cure thereof, the Company shall issue to Subscriber its common stock purchase warrant (the "Additional Warrants") for 5,000 number of shares of common stock, upon all of the other terms and conditions set forth in the First Purchase Warrant and the Second Purchase Warrant. All of the common stock underlying any Additional Warrants issued hereunder shall be registered for resale by the Company on the filed SB-2 or any other replacement suitable registration form and will have all of the rights of Registerable Shares under the Registration Rights Agreement. In addition, if there is any default by the Company of its obligations hereunder, under the Registration Rights Agreement, the First Purchase Warrant or the
Second Purchase Warrant, Subscriber may suspend his performance under all of the aforementioned Agreements until the Company has cured such default.

            COMPANY'S REPRESENTATIONS AND WARRANTIES. The Company, in order to induce Subscriber to enter into and execute this Agreement, represents and warrants as follows:

            ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. The Company is duly incorporated, validly existing and in good standing under the laws of Florida and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement, the Registration Rights Agreement by and between the Company and the Subscriber and the First Purchase Warrant and the Second Purchase Warrant, to issue, sell and deliver the Common Stock pursuant to this Agreement, and to issue and deliver the shares of common stock of the Company issuable upon exercise of the First Purchase Warrant and the Second Purchase Warrant. The Company does not (i) own of record or beneficially, directly or indirectly, (a) any shares of capital stock or securities convertible into capital stock of any other corporation or
(b) any participating interest in any partnership, joint venture or other non-corporate business enterprise; or (ii) control, directly or indirectly, any other entity, except for its interest in Media Comm.


            AUTHORIZATION OF AGREEMENTS, ETC. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement, the First Purchase Warrant and the Second Purchase Warrant, the performance by the Company of its obligations hereunder and thereunder and the issuance, sale and delivery of the Common Stock and the common stock underlying the First Purchase Warrant and the Second Purchase Warrant have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Charter or the By-laws of the Company (the "By-laws"), or any provision of any indenture, agreement or other instrument to which the Company is a party, or by which any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.


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            AUTHORIZATION OF SHARES. The shares of Common Stock have been duly authorized and, when held and issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company, except this Agreement. The shares underlying the First Purchase Warrant and the Second Purchase Warrant have been duly reserved for issuance and when so issued and held, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company subject to the terms of this Agreement. Neither the issuance, sale or delivery of the Common Stock, nor the issuance, sale or delivery of the shares underlying the First Purchase Warrant or the Second Purchase Warrant are subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person except such rights as have been waived.

            VALIDITY. This Agreement, the Registration Rights Agreement, the First Purchase Warrant and the Second Purchase Warrant have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms.


            Authorized Capital Stock. The authorized capital stock of the Company consists of fifty million shares of Common Stock. Immediately prior to the Closing, Seven Million Two Hundred Sixty Two Thousand Five Hundred Eighty (7,262,580) shares of Common Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Prior to the closing, no Shares of Preferred Stock shall be issued. The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. To the best of the knowledge of the Company, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto).

            Financial Statements. The Financial Statements of the Company in the SB-2 Registration Statement fairly present the financial position of the Company, in accordance with generally accepted accounting principles consistently applied. Since the date of the Financial Statements, there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Financial Statements except for changes in the ordinary course of business which in the aggregate have not been materially adverse, and
(b) none of the business, prospects, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. All of the other information in the Private Placement Memorandum dated January 10, 2000 is true and accurate as of the date hereof.

            Undisclosed Liabilities, Etc. The Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due except (i) as and to the extent disclosed or reserved against in the Financial Statements, or (ii) for liabilities and obligations incurred after the date of the Financial Statements in the ordinary course of business consistent with past practices and not prohibited by this Agreement. Since January 10, 2000, there has not occurred or come to exist any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, should reasonably be expected to materially and adversely affect the Company, or its




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business.

         INVESTMENT REPRESENTATION. Subscriber represents and warrants:

            In General. Subscriber represents and warrants that it is acquiring the Common Stock, the First Purchase Warrant and Second Purchase Warrant for its own account, for investment purposes only, and not with a view to or for the resale, distribution or fractional-ization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Common Stock, the First Purchase Warrant and Second Purchase Warrant.


            Illiquidity/Ability to Bear Risk of Loss. Subscriber hereby acknowledges Subscriber's understanding of the speculative nature of its investment, that the Company's business and Subscriber's investment in the Company involve a high degree of risk and may result in the loss of his, her or its entire investment, and that no Federal or state securities agency has made any finding or determination, or has passed upon, the terms or fairness of the Offering. Subscriber understands and agrees that Subscriber must bear the economic risk of Subscriber's investment for an indefinite period of time because, among other reasons, the Common Stock, the First Purchase Warrant and Second Purchase Warrant have not been registered under the Securities Act of 1933, as amended (the "Act") or under the Securities Laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless it is subsequently registered under the Act and under applicable securities laws of such states or an exemption from such registration is available. Subscriber represents and warrants that it has the financial ability to bear the economic risk of its investment in the Company (including the possible loss of Subscriber's entire investment).

            Private Placement Memorandum. Subscriber has received and read the confidential Private Placement Memorandum, dated January 10, 2000, for this offering.

            Accredited Investor. Subscriber is a qualified institutional buyer for purposes of Rule 144A or an institutional accredited investor (as defined in Rule 501(a)(1)-(3), 501(a)(7)-(8) of the Securities Act of 1933).

            Residency. Subscriber is a California entity, duly organized and validly existing, whose principal place of business is Los Angeles, California. Subscriber is in the business of investment banking transactions, with sufficient knowledge and experience in investment transactions to evaluate the merits of this investment.

            Pre-existing Arrangement. Subscriber has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person or entity any shares, and has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

         Subscriber Covenants. Subscriber covenants that:

            5.7.1 Subscriber covenants not to transfer, assign, hypothecate, pledge or sell the Warrants to third parties and agrees that it can only transfer, assign, hypothecate, pledge or sell the shares underlying the Warrants. Further, Subscriber acknowledges that its registration rights run only to the shares underlying the Warrants.




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            5.7.2 Subscriber covenants to promptly and fully disclose to Company its position on all of Subscriber's accounts while there is a long position on either stock or warrants.

            Short Selling. For so long as Subscriber holds Company securities, Subscriber and its affiliates shall not engage in any short selling or selling against the box in the Company's securities.

         SECURITIES LAWS COMPLIANCE.

            PRIVATE PLACEMENT. Subscriber acknowledges that the Offering is intended to be exempt from registration under the Act by virtue of the provisions of Regulation D or Section 4(b) promulgated under the Act.

            RESTRICTIONS ON RESALES. Subscriber agrees that Subscriber will not sell or otherwise transfer the Common Stock, First Purchase Warrant and Second Purchase Warrant without registration under the Act (and applicable state law) or an exemption therefrom. Subscriber also understands that sales or transfers of the Common Stock, First Purchase Warrant and Second Purchase Warrant are restricted by the provisions of state securities laws. Subscriber also understands that the certificate for the Common Stock, First Purchase Warrant and Second Purchase Warrant will bear a restrictive legend describing the foregoing restrictions.

        INFORMATION MADE AVAILABLE/RELIANCE.

            INFORMATION. Subscriber has been provided an opportunity to obtain additional information concerning the Offering and the Company to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense and has, further, been given the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Offering and other matters pertaining to the investment in the Common Stock, First Purchase Warrant and Second Purchase Warrant. Subscriber is satisfied with the scope of information he, she or it has received and confirms that Subscriber's questions have been dealt with in a satisfactory manner.

            RELIANCE ON INDEPENDENT INVESTIGATION AND PROFESSIONAL ADVICE. In making Subscriber's decision to purchase the Common Stock, First Purchase Warrant and Second Purchase Warrant, Subscriber has relied solely upon independent investigations made by Subscriber, directly or indirectly, and has not relied on the Company with respect to any investment, tax, legal, accounting, financial or other advice. Subscriber has carefully considered, and, to the extent Subscriber believes it necessary, appropriate or advisable, has discussed with his, her or its investment, tax, legal, accounting, financial and other advisers, the suitability of making an investment in the Company on the terms set forth in this agreement.


            AFFIRMATION OF OTHER INFORMATION. Any information which Subscriber has heretofore, or simultaneously herewith, furnished to the Company is correct and complete as of the date of this agreement and if there should be any material change in such information prior to the Closing Date, Subscriber agrees to promptly furnish such revised or corrected information to the Company.

            INDEMNITY BY SUBSCRIBER. Subscriber agrees to indemnify and hold harmless the Company, and each other person, if any, who controls or is controlled by any of them, within the meaning of section 15 of the Act, against any and all loss, liability, claim, damage and expense




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whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach of covenant or agreement by Subscriber herein or in any other document furnished by Subscriber to Company in connection with this transaction, including all agreements executed contemporaneously herewith.

            INDEMNITY BY COMPANY. The Company agrees to indemnify and hold harmless Subscriber against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever,) arising out of or based upon any false representation or warranty or any breach of covenant or agreement by the Company herein or in any other document furnished to Subscriber in connection with this transaction, including the Registration Rights Agreement of even date herewith and the First Purchase Warrant and the Second Purchase Warrant of even date herewith.

            MODIFICATION. Neither this agreement nor any provision of this agreement shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, discharge or termination is sought.

            NOTICES. Any notice, demand or other communication which any party may be required, or may elect, to give to anyone interested in this agreement shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given in this agreement (or the last known address) or (b) delivered personally at such address. Either party may change his, her or its address for notice by notice to the other party.


            BINDING EFFECT. Except as otherwise provided herein, this agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns (collectively "Successors"). If Subscriber is more than one person, the obligations of Subscriber shall be joint and several and the agreements, representations, warranties and acknowledgments contained in this agreement shall be deemed to be made by and be binding upon each such person and each such person's Successors.

            ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties, and there are no representations, warranties, covenants or other agreements except as stated or referred to in this agreement.

            APPLICABLE LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

            COUNTERPARTS. This agreement may be executed through the use of separate signature pages in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

            CAPTIONS. Headings contained in this agreement have been asserted for reference purposes only and shall not be construed as part of this agreement.




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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the _______ day of February, 2000.

                                               VIEW SYSTEMS, INC.

                                               By:___________________________
                                                      Duly Authorized Agent

                                               SUBSCRIBER:

                                               Rubin Investment Group

                                               By:____________________________
                                                      Dan J. Rubin
                                                      Chief Executive Officer




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            Gunther Than, Chief Executive Officer of the Company, hereby agrees that he shall not sell, transfer or assign in any manner any of his shares of Common Stock of the Company (excluding up to 100,000 shares) for a period of eighteen (18) months from the date of this Agreement, provided that this restriction shall terminate ninety (90) days after the effective date of the Company's first effective SB-2, if earlier.

            Gunther Than shall also take a one (1) day media course.

                                                   ------------
                                                   Gunther Than